Exhibit 10(b)







				  May 1, 1999

Mr. Lodewijk J.R. de Vink
201 Tabor Road
Morris Plains, NJ 07950

Dear Mr. de Vink:

This letter sets forth the agreement ("Agreement") governing your continued employment by Warner-Lambert Company (the "Company").

The Company's Board of Directors, at a meeting held on April 27, 1999, has authorized the Company to enter into this revision of the agreement entered into with you as of July 30, 1991, in order to be assured that the Company will receive the continuing benefit of your wide knowledge of the Company's operations and your experience in the Company's business which you have gained as an employee of the Company since 1988 and as President of the Company since 1991. Additionally, this Agreement is intended to provide you with the level of job security and reasonable compensation which in the judgment of the Board of Directors is commensurate with the increased duties and responsibilities which you will be expected to fulfill during the term of this Agreement.

In consideration of the agreements hereinafter contained, you and the Company agree as follows:

I.  TERM AND POSITION

a.Active Employment Term: The Active Employment Term shall be the period of time commencing May 1, 1999 and ending on the earlier of 1) your retirement on March 1, 2010, or 2) the occurrence of an event described in Article III hereof.

b. Position: During the Active Employment Term, the Company shall employ you and you shall serve as Chief Executive Officer of the Company with responsibility for the general and active management of the Company's business in accordance with the Company's By-Laws and subject to the direction and control of the Board of Directors, or in such other executive capacity as may be agreed to by you and the Company. You shall devote your full time and best efforts to the performance of such duties.

c. Consultancy: Notwithstanding the provisions of the preceding Clause I.b., it is expressly understood and agreed that at the option of the Board of Directors, and upon written notice, you shall relinquish the position of Chief Executive Officer, or such other executive capacity in which you may then be serving, and you shall instead be employed as an employee-consultant for the remainder of the Active Employment Term. In such capacity as employee-consultant, you shall perform such services at such times and in such places as may reasonably be required by the Chairman of the Board and the Board of Directors. You need not accept any assignment that would require your absence from Morris County for more than four (4) consecutive weeks. Your expenses incurred in performing your services shall be reimbursed by the Company in the same manner and to the same extent as are the expenses of the Company's senior executive employees.

d. Retirement: You shall retire on March 1, 2010, unless you have previously done so.

e. Resignations: Upon the earlier of 1) your becoming an employee-consultant pursuant to Clause I.c., or 2) the expiration of the Active Employment Term, you shall submit to the Secretary of the Company your resignations from the Board of Directors, committees, as an officer of the Company and all positions with affiliated companies, effective as of the date of the earlier of such events specified in this Clause I.e.

f. Restrictive Covenant: During the Active Employment Term, you shall devote your full time and best efforts to the performance of your duties under this Agreement, and you shall not, directly or indirectly, take any action or become involved in any endeavor which is, in the sole judgment of the Board of Directors, not in the best interests of the Company. Furthermore, notwithstanding any other provision of this Agreement, for a period of one (1) year after the expiration of the Active Employment Term, you agree that you shall not, without the prior written consent of the Company, own more than 5% of, accept employment with, or lend your name or assistance to any venture, enterprise, company, business or endeavor which is directly or indirectly in competition with the Company or its affiliated companies in fields in which the Company and its affiliated companies have annual sales of more than ten million dollars ($10,000,000). During such one (1) year period, you shall receive payment from the Company at a rate of 75% of your basic annual salary in effect at the termination of your employment with the Company, payable in conformity with the Company's policies, practices and procedures; provided, however, that the amount of such payment shall be reduced by the amount of retirement income, if any, which would have been payable to you from the Warner-Lambert Retirement Plan and the Warner-Lambert Supplemental Pension Income Plan had you applied for such retirement income at the commencement of such one (1) year period. Notwithstanding the foregoing, no payment shall be made to you under the provisions of this Clause I.f. after March 1, 2010, (ii) for any period during which you may be serving as a consultant to the Company, or (iii) for any period during which you are receiving severance payments from the Company (or would be receiving severance payments but for your election of a lump sum severance payment). Further, the Company may grant to you a release from this restrictive covenant, in which event no payment shall be due under the provisions of this Clause I.f.

II.  BASIC SALARY AND OTHER COMPENSATION

a. Salary: For your services to the Company pursuant to Clauses I.b. and I.c. of this Agreement, you shall be paid a basic salary at a rate of Nine Hundred Thirty Thousand Dollars ($930,000) per year, payable in conformity with the Company's policies, practices and procedures. In no event shall your basic salary (as increased in accordance with the preceding sentence) be reduced.

You will also be eligible to participate in incentive and deferred compensation programs which may be in effect and for which executive officers may be eligible while you are performing services pursuant to Clause I.b. of this Agreement, including the Company's Incentive Compensation Plan.

b. Withholding: Payments under this Agreement shall be subject to such withholding taxes as may be required by applicable law.

c. Severance: In the event that your employment with the Company terminates prior to your retirement on March 1, 2010, under circumstances which would entitle you to severance payments under the Company's severance policies or plans (including, but not limited to, the Executive Severance Plan of the Company), the Company shall provide you with pay and other benefits in accordance with such policies and plans. The provisions of this Clause II.c. are not intended to result in the duplication of benefits which are otherwise payable under the severance policies and plans of the Company. Termination of this Agreement, as provided herein, shall not extinguish your entitlement to severance in accordance with this Clause II.c.

d. Deferral of Basic Salary: You shall be allowed to defer any amount of basic salary in excess of one million dollars ($1 million) or such other amount as shall be determined by the Compensation Committee of the Board of Directors. All such deferred amounts shall be credited to your deferred bonus account in the Incentive Compensation Plan and shall be subject to the terms and conditions of said plan, including without limitation, the provision regarding accrual of interest.

e. Distributions from Deferred Bonus Account: Distributions from your deferred bonus account shall be made over a period of fifteen (15) years unless (i) you elect otherwise either (A) at least one year prior to the commencement of distributions or (B) at any time with the concurrence of the Compensation Committee of the Board of Directors, or (ii) your employment is terminated for misconduct, as determined by the Compensation Committee, in which case the distribution schedule shall be established by the Compensation Committee. Except as set forth in this Agreement, all matters relating to your deferred bonus account shall be governed by the provisions of the Incentive Compensation Plan.


III.  TERMINATION

a. Disability: If you should, in the reasonable judgment of the Board of Directors of the Company, come under such disability as would prevent you from performing substantially all of your major duties under this Agreement, and if such disability should be present for a total of six months out of any twelve-month period commencing with the start of such disability, the Company may terminate your employment by notice in writing to you. Upon such termination, you shall receive the benefits to which you are entitled under the Salary Continuance Policy and Long-Term Disability Benefits Plan of the Company. The provisions of this Clause III.a. are not intended to result in the duplication of disability benefits which are otherwise payable under the policies and plans of the Company.

b. Death: This Agreement is personal to you and the Company's obligations hereunder shall terminate in the event of your death, except for the applicable provisions of Article IV "Death
Benefits."

c. Breach: The party not in breach may terminate its obligations under this Agreement if either you or the Company commits a material breach of this Agreement and fails to remedy such breach within thirty (30) days following receipt of written notice from the other party specifying the nature of the breach and specifically referencing this Clause III.c.

d. Detriment to Company: The Company may terminate its obligations under this Agreement upon thirty (30) days' written notice if, in the reasonable judgment of the Company's Board of Directors, you are voluntarily associated with any act or omission which might reflect unfavorably on the Company or impair your ability to perform effectively your duties under this Agreement.

e. Other Employment: If you accept full-time employment with another employer, the Company's obligations under this Agreement shall terminate as of the date you become so employed.

f. Resignation: If you resign from the employ of the Company, the Company's obligations under this Agreement shall terminate as of the date of such resignation.

IV.  DEATH BENEFITS

If you should die during the Active Employment Term, the Company shall pay or cause to be paid to your widow the Spouse's benefit she is entitled to under both the Retirement Plan of the Company and the Supplemental Pension Income Plan of the Company. The provisions of this Article IV are not intended to result in the duplication of benefits which are otherwise payable under the Retirement Plan and Supplemental Pension Income Plan of the Company.


V.  OTHER BENEFITS

a. During Employment: While you are employed by the Company under Clauses I.b. and I.c. of this Agreement, nothing herein shall prevent your participating, if you so elect and are eligible therefor, in any plans or benefits now in effect or hereafter adopted or amended by the Company (including, but not limited to, the following plans: Accidental Death and Dismemberment, Medical, Dental, Group Life Insurance, Incentive Compensation, Long Term Disability, Retirement and Supplemental Pension, Salary Continuance, Savings and Stock and Excess Savings, 1996 Stock Plan, Business Travel Insurance and Executive Severance), or your having the benefit of rights of indemnification or reimbursement in favor of officers, directors or employees of the Company or any of its affiliated companies (including, but not limited to, the benefit of any excise tax reimbursement agreement), or your receiving other appropriate recognition of the status of such office or position as you may occupy with the Company.

b. Upon Retirement: Upon your retirement, you shall be entitled to participate in the benefit plans in effect for employees who retire at that time.

c. Stock Options: Stock options granted to you after 1999 shall be exercisable for the full term thereof unless your employment is terminated for misconduct, as determined by the Compensation Committee of the Board of Directors, in which event the options shall be forfeited.

VI.  GENERAL PROVISIONS

a. Assignments: This Agreement shall inure to the benefit of and be binding on the Company, its corporate successors and assigns. This Agreement is personal to you and may not be assigned or encumbered. This Agreement shall be binding on you, your heirs, legal representatives, executors and administrators.

b. Corporate Policies: You specifically agree to be bound by and to observe all of the applicable policies of the Company during the Active Employment Term to the extent that such policies do not conflict with the terms and provisions of this Agreement.

c. Notices: All notices, requests or demands to be given by either party to the other, under the provisions of this Agreement, shall be delivered or mailed by Registered or Certified letter, if to the Company, addressed to: General Counsel, Warner-Lambert Company, 201 Tabor Road, Morris Plains, New Jersey 07950, and if to you, to the address given on the first page of this Agreement or to such other address as either party may, from time to time, by written notice, designate as its address for the purposes of this Agreement and shall be deemed to have been received on the earlier of actual receipt or on the fifth day following posting of any such letter.

d. Entire Agreement: The terms and provisions contained in this Agreement constitute the entire agreement between you and the Company relating to your employment by the Company or its affiliated companies and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between you and the Company or its affiliated companies with respect to your employment by the Company or its affiliated companies, including, but not limited to, the agreement by and between you and the Company as of July 30, 1991; and no agreement or understanding varying or extending this Agreement or waiving any right or obligation under this Agreement shall be binding upon either party unless it is in a writing wherein this Agreement is specifically referenced which has been signed by you and by a duly authorized officer or representative of the Company.

e. Construction: This Agreement shall be governed by and construed in accordance with the procedural and substantive laws
(other than the provisions relating to conflict of laws) of the State of New Jersey.

f. Severability: If and to the extent that any court of competent jurisdiction holds any provision (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

g. Continuation of Obligations: Notwithstanding the termination of the obligations of one party under this Agreement, the obligations of the other party hereto shall continue, except as expressly provided herein.

h. Nondisclosure: Notwithstanding anything contained herein, your obligations under any existing nondisclosure or confidentiality agreements with the Company shall continue.

i. Counterparts and Headings: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. All headings in this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or interpretation of this Agreement.

If you accept the terms and provisions of this Agreement and agree to be bound thereby, please execute both copies of this Agreement (which is sent to you in two (2) exemplars, each a duplicate original) at the place indicated and return one copy to the Company.

				  Very truly yours,

				  WARNER-LAMBERT COMPANY

			       By:
				  Raymond M. Fino
				  Vice President,
				  Human Resources

Agreed and Accepted this
3rd day of May, 1999



 Lodewijk J.R. de Vink



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